EXHIBIT 10 I

                                 August 13, 1997

Mr. Scott Zecher
1341 Hudson Road
Teaneck, New Jersey  07666

            Re: Employment Agreement dated January 1, 1994, as amended

Dear Scott:

      Reference is made to the Employment Agreement dated as of January 1, 1994 by and between AutoInfo, Inc. (the "Company") and you, as amended by letter agreement dated April 10, 1995 (the "Agreement").

      On July 30, 1997 the Compensation Committee of The Board of Directors of the Company by unanimous approval made the following amendments to the
Agreement:

1. Section 3 of the Agreement is hereby amended and restated as follows:

            "3. Term. The Term of this Agreement shall commence on the date hereof and shall continue until April 30, 1999, unless terminated prior thereto in accordance with the terms and provisions hereof (the "Employment Term")."

2. Section 4 of the Agreement is hereby amended and restated as follows:

                  "4. Compensation. Auto shall pay to Zecher a salary at the rate of $250,000 per year, payable in such manner as Auto shall determine, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Zecher. Zecher's annual salary may be increased during the Employment Term in the sole discretion of the Board."

3. Section 5 of the Agreement is hereby amended and restated as follows:

                  "5. Bonus. In addition to the compensation provided for in
            Paragraph 4 of this Agreement, Zecher shall during the Employment Term participate in the Company's then existing and effective profit sharing and bonus plans. Furthermore Zecher shall receive such other bonuses as determined in the sole discretion of the Board. Any bonuses shall be paid in such manner as the parties mutually agree."

Mr. Scott Zecher
August 13, 1997

      4. The Agreement is hereby amended to include the following new Section 8(e):

            "8(e). Auto may terminate this Agreement at any time without cause on thirty days written notice to Zecher (a "Termination Without Cause"). Upon a Termination Without Cause, Zecher shall be entitled to receive, in addition to any other payments then due Zecher pursuant to this Agreement through the date of such termination (ie., accrued but unpaid salary, bonuses and expense reimbursements), and in lieu of any further compensation for any period after the date of such termination, a severance payment equal to $250,000 (the "Severance Payment"), payable in full upon the effective termination date. A termination pursuant to this Section 8(e) shall, upon Zecher's election, be null and void if Zecher does not receive the Severance Payment on or before the effective termination date. In addition to the Severance Payment, upon a Termination Without Cause the Company shall, (i) at its sole expense, provide Zecher with group health benefits covering him and his family, on such terms as are generally made available to executive officers of the Company, for the lesser of one (1) year following such termination or until Zecher is provided with similar coverage by a subsequent employer; and (ii) provide Zecher with the use of his Company leased vehicle for the lesser of one (1) year following such termination or until Zecher is provided with a similar bernefit by a subsequent employer and during such period shall bear all expenses relating to the insurance, maintenance and repair of such vehicle."

      All of the other terms and conditions of the Agreement shall remain in full force and effect and shall not be effected by this amendment.

                              By Order of the Board of Directors


                              /s/ Andrew Gaspar
                              -------------------------------------
                              Andrew Gaspar, Chairman of the Board

AGREED TO ACCEPTED:


      /s/ Scott Zecher
--------------------------
      Scott Zecher